JOINT DEVELOPMENT AND
EXCLUSIVE LICENSE AGREEMENT

WHEREAS, Live Tissue Connect (“LTC”) (“LICENSOR”) owns certain Patents (as hereinafter defined) and Technical Information (as hereinafter defined) relating to certain medical devices;

WHEREAS, ConMed Corporation, including its affiliates, (“LICENSEE”) (collectively “LICENSEE”), wishes to obtain from LICENSOR and LICENSOR wishes to grant to LICENSEE certain exclusive rights under the Patent and Technical Information, all subject to the terms and conditions set forth herein;

WHEREAS, the parties wish to define research and development projects to focus on the development of products for first development of a marketable product for coagulation of tissue for removal of tissue in duct and vessel sealing and second reconnection of opposing end or sides of live tissues and organs. First products for procedures to be developed are listed in Addendum 1 attached hereto.

NOW, THEREFORE, LICENSEE AND LICENSOR HEREBY AGREE AS FOLLOWS:

1. Definitions. As used herein, the following terms will have the meanings set forth below:

(a) “Boxes” means the power source which is part of the Product.

(a) “Improvement” or “Improvements” means any modifications, whether or not patentable, of the Product (as hereinafter defined), (including any related patents or unpublished research and development information, unpatented invention, know-how, trade secrets, and technical data made by LICENSOR or LICENSEE) provided such modification, if unlicensed, would infringe one or more claims of the Patents.

(b) “Licensed Territory” means all of the world except the former Soviet Union.

(c) “Net Sales” means gross sales of the Products billed and shipped by LICENSEE or its subsidiaries or affiliates, less normal and customary allowances and discounts actually allowed (other than advertising allowances, or fees or commissions to salesmen or sales representatives), returns, invoices written off as uncollectible, billed taxes and customs duties paid by LICENSEE, costs of insurance and transportation (freight and transit insurance), and shall not include samples or demonstration materials or any sale to LICENSEE employees for any reason other than resale. The term “Net Sales” shall not include sales between the parties, sales by independent distributors which have purchased Product from LICENSEE, or sales between LICENSEE and its affiliates or subsidiaries.

(d) “Patents” means all U.S. Patents listed on Addendum (2) and all divisions, continuation, reissues, reexaminations, substitutes, extensions, and equivalents, or any and all patents or applications which derive from, claim priority from U.S. Patents listed in Addendum 2 attached hereto.

Exhibit 10.22
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(e) “Product” means a power source and set of hand instruments designed to bond or weld and reconnect living soft biological tissue without the use of foreign matter or conventional wound closing devices such as sutures, staples, sealant, or glues and avoid charring, searing and necrosis using low heat delivery aimed at restoration of the normal functions of the live organs and tissue, the manufacture, use or sale of which would, if unlicensed, infringe a valid claim of the Patents or utilize the Technical Information. Product expressly includes any Improvements to such Products. The first Product shall be the duct and vessel sealing power sources and accompanying hand instruments and the second Product shall be a reconnection power source and accompanying hand instruments.

(f) “Technical Information” means the unpublished research and development information, know-how, and technical data provided by LICENSOR to LICENSEE or developed by LICENSOR pursuant to the LICENSEE’S Development Project that may be necessary or useful to make, use and sell the Product.

(g) “Third Party” means a person or entity other than LICENSOR, LICENSEE or their affiliates.

(h) “Valid Claim” means a claim of any of the Patents that has not expired or been held invalid by a court of competent jurisdiction.

2. Exclusive License.

(a) Grant Of Exclusive License As To Product Generally. LICENSOR hereby grants to LICENSEE an exclusive license under the Patents and Technical Information to import, make, have made, use, sell and/or distribute the Product in the Licensed Territory. BOXES are to be manufactured by Licensor unless otherwise agreed by both parties.

(b) Grant of Right to Manufacture. LICENSOR hereby grants to LICENSEE an exclusive license under the Patents to manufacture the Products in the Licensed Territory and to use the Technical Information to manufacture the Products in the Licensed Territory.

(c) Exclusive License. LICENSOR represents and warrants that the licenses granted to LICENSEE to the Patent and the Technical Information pursuant to this Agreement are, and shall remain, exclusive as to all persons, including LICENSOR, in the Licensed Territory.

(d) Reservation of Right to Perform Research. Notwithstanding the above-described grant of exclusive license, LICENSOR retains a non-exclusive right to use the Patents and Technical Information in connection with performing research relating to the development of new Products or to perfection of prior designs of the Product; provided further that the retained non-exclusive right to use the Patents and Technical Information as provided in this subsection shall not be construed as providing LICENSOR with the right to manufacture or sell any Product resulting from LICENSOR’S research relating to the development of new Products, it being understood that any new Products developed in this manner shall be subject to the terms of this Agreement to the extent that the manufacture, use or sale of such newly developed devices infringes a valid claim of a Patent or utilizes Technical Information.

Exhibit 10.22
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(e) No Express License. Notwithstanding any other language in this Agreement that may suggest otherwise, this Agreement shall in no way be construed as providing any license, express or implied, to any patent or intellectual property owned by or licensed to LICENSEE.

(f) Improvements to Technology, Equipment and Instruments by LICENSEE. Product improvements on technology, equipment and instruments by LICENSEE as provided in this subsection shall not be construed as providing LICENSEE with the right to manufacture or sell any Product resulting from LICENSEE’S research relating to the development of new Products, without it being understood that any new Products developed in this manner shall be subject to the terms of this Agreement to the extent that such newly developed devices infringe a valid claim of a Patent.

3. Development Projects.

(a) Licensor’s Development Project. LICENSOR shall submit the development schedule for the initial Product, duct and vessel sealing power sources as an addendum to this Agreement within thirty (30) days of signing this Agreement which schedule must be acceptable to LICENSEE.

(b) Licensee’s Development Project.  LICENSEE shall submit a development schedule for the accompanying hand instruments as an addendum to this Agreement within sixty (60) days of signing of this Agreement.

(c) Cooperation. The parties shall cooperate in the development projects as defined above such that each shall have access to the research and development information, know-how, and technical data that may be necessary or useful to the other in developing the equipment and handpieces.

4. Regulatory Approvals. LICENSOR shall be primarily responsible, including paying any related costs, for obtaining the appropriate regulatory approvals for the use of the Products. These approvals will include FDA marketing clearances, CE marking and applicable safety agency requirements for manufacturing and distribution of the Products. LICENSOR agrees to submit to LICENSEE any proposed submissions which relate to the Products prior to submitting to any governmental agency, for comment and approval, and agrees not to make any submissions without such approval. Such approval shall not be unreasonably withheld.

5. Licensing Fees and Royalty Payments. In consideration for the above-described exclusive license of the Patents, LICENSEE agrees to make royalty payments as follows:

The total sum of one million dollars ($1,000,000) to be paid into the account designated below payable according to Addendum 3:

Exhibit 10.22
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Bank of America
ABA: 111000025
For Further Credit to:
Live Tissue Connect, Inc.
500 No. Shoreline, Suite 701 No.
Corpus Christi, TX 78471
Acct. Number: 005770576306

(a) Ten percent (10%) of the Net Sales sold in the Licensed Territory by LICENSEE until such time as the cumulative Net Sales equal Thirty Five Million Dollars ($35,000,000). Royalties shall be paid on a quarterly basis and shall be paid within 45 days following the end of each quarter.

(b) Seven percent (7%) of the Net Sales of the Products sold in the Licensed Territory by LICENSEE after the cumulative Net Sales reach Thirty Five Million Dollars ($35,000,000) Royalties shall be paid on a quarterly basis and shall be paid within 45 days following the end of each quarter.

(c) Nothing in this Agreement shall be construed as creating any implied royalty obligation, including, but not limited to, any obligation to pay royalties with respect to the use of the Technical Information.

(d) Minimums

(1) Conmed agrees to pay a minimum royalty on handpieces subject to subsection (3) below.

(2) Failure to meet minimum purchases or royalties set forth below at the earlier of the time when the Product is officially launched or the commencement of the fourth year after the execution of the Joint Development and Exclusive License Agreement between LICENSOR and LICENSEE results in a loss of exclusivity as the sole remedy. The term “officially launched” shall mean that the clinical tests of the Product are complete, key surgeons have used it in their surgeries, have tested the functional capability of the instruments, and written white papers to give sales force marketing materials necessary to launch the product marketing. However, at Conmed’s option, Conmed may elect to cure the default by paying an amount equal to the profit LICENSOR would make on the required minimum purchase of the Boxes and payment of the minimum royalty on the handpieces in accordance with the following terms:

Exhibit 10.22
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Official Launch Vessel and Duct Sealing

Year	# of power source units	Surgeries per year @ 2 day per unit 200 days	Instruments per surgery	Revenue @ 100 per tool	Minimum annual Royalty
1
2
3
4	125	50,000	2	$10,000,000	$1,000,000
5	250	120,000	2	$20,000,000	$2,000,000
6	400	160,000	2	$32,000,000	$2,390,000
7	600	240,000	2	$48,000,000	$3,360,000
7 and thereafter	1,000	400,000	2	$80,000,000	$5,600,000

6. Accounting and Procedures for Royalty Payments

Payments hereunder will be subject to the following provisions, it being understood that LICENSEE will have no obligation to comply with this Section unless and until LICENSEE becomes obligated to make royalty payments as provided for in Section 3:

(a) Within forty-five (45) days after the end of each calendar quarter, LICENSEE will make all required royalty payments as specified in Section 3 that LICENSEE becomes obligated to pay during such quarter. The obligation to make royalty payments specified in Section 3 accrue on the earlier of the invoice date or consideration receipt date for the relevant sales. All payments will be accompanied by a report, in a form identifying the Product, Net Sales of Products, the amount payable to LICENSOR and the computation thereof. All payments will be made in United States Dollars.

(b) Any taxes that are imposed by any national, state or local governmental entity and required to be paid or withheld by LICENSEE for the account of LICENSOR on amounts payable under this Agreement will be deducted from the amount payable at the rates specified by applicable law. Any taxes other than as described in the definition of “Net Sales” above, will be borne by LICENSOR, and the amounts otherwise payable shall not be “grossed up” so that the net amount payable to LICENSOR will not be reduced by such other taxes paid or withheld by LICENSEE, with LICENSOR agreeing to pay any taxes that may be due in any jurisdiction.

(c) To the extent required by this Section, LICENSEE will keep full and accurate books and records, setting forth Net Sales and amounts payable to LICENSOR. LICENSEE will permit LICENSOR, by independent certified national public accountants employed by the LICENSOR, to examine such books and records at reasonable times, but not later than five years following the rendering of any such reports, accountings and payments. The expense of such examination will be borne by LICENSOR, unless LICENSEE is determined therefrom to have underpaid LICENSOR by five percent (5%) or more, in which case such expenses will be paid by LICENSEE.

Exhibit 10.22
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7. Commercialization and Marketing. LICENSEE shall use reasonably diligent efforts to promote the sales of the Products, it being understood that reasonably diligent efforts to promote the sales shall mean that LICENSEE shall offer materially similar commissions and marketing programs for the Products as it offers for similar products.

8. Representations and Agreements.

(a) LICENSOR represents and warrants to LICENSEE and agrees that:

(1) LICENSOR is the legal and beneficial owner of the Patents on the date hereof and of the Technical Information, and LICENSOR has not entered into and, during the term of this Agreement will not enter into, any agreement with any other person, entity or firm granting any rights to the Product, the Patent or the Technical Information that are inconsistent with the provisions of this Agreement;

(2) As of the date of this Agreement, LICENSOR has no actual knowledge that the use or sale of the Product by LICENSEE will infringe any Third Party patents and has not received any notification that its Patents infringe any Third Party patents.

(3) LICENSOR believes the Patents to be valid and enforceable.

(4) LICENSOR will timely pay any maintenance and/or annuity fees on the Patents and agrees, at no expense to LICENSEE, to defend the validity of the Patents in any action brought by a Third Party.

Except as expressly provided herein, LICENSOR makes no other representations or warranties, express or implied, regarding the Patent, the Technical Information, or the Product.

9. Enforcement of Licensed Patents

(a) Notice of Infringement. LICENSOR and LICENSEE shall promptly notify each other of any actions of a Third Party of which either LICENSOR or LICENSEE is, aware that may constitute infringement of the Patent.

(b) Right to Sue. After any notice of infringement pursuant to Section 8(a), LICENSEE shall have a six (6) month period within which to exercise the right, at its sole option, either: (1) to bring an infringement suit; or (2) to decline to bring an infringement suit. In the event that LICENSEE elects to bring an infringement suit, LICENSOR agrees to cooperate with LICENSEE in bringing such suit, and agrees to be named as a party to such litigation or to have LICENSEE bring suit in the name of and on behalf of LICENSOR. In the event that LICENSEE declines to bring an infringement suit, LICENSOR, at its sole option, may bring suit to enforce the Patents.

Exhibit 10.22
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(c) Attorneys Fees and Costs of Litigation. The costs and attorneys fees of any infringement litigation brought by LICENSEE or LICENSOR shall be borne exclusively by the party bringing suit, unless otherwise agreed upon by the parties. The costs and attorneys fees of defending any first-filed declaratory judgment action with respect to the Patents shall be shared equally by LICENSOR AND LICENSEE, unless otherwise agreed upon by the parties or unless the other party has filed the declaratory judgment action, in which case, the party filing the declaratory judgment action shall be required to defend such suit entirely at its own cost and expense.

(d) Splitting of Recoveries for Patent Infringement. Any recovery received in any infringement suit to enforce the Patents shall be shared according to the respective party’s contributions to the costs and attorneys fees of maintaining such suit. The term “recovery” as used in this Section shall include compensatory damages (reasonable royalties, lost profits, price erosion, convoyed sales, or any other form of compensatory damages in patent infringement lawsuits), enhanced damages for willfulness, awards of attorneys fees, pre-judgment interest and sanctions.

(e) Settlement Authority. Settlement authority shall rest in the party paying the majority of costs and fees associated with any infringement lawsuit, provided that such settlement does not grant, expressly or impliedly, any right to make, use, sell, or offer to sell the Product in the Licensed Territory or to import the Product into the Licensed Territory. In the event such fees and costs are split equally, settlement authority shall rest solely with LICENSEE. Any settlement granting, expressly or impliedly, any right to make, use, sell, offer to sell or import the Product in the Licensed Territory must first be approved in writing by LICENSOR with approval of the other party, which approval shall not be unreasonably withheld, and LICENSEE. This provision does not require written approval for settlements for past damages.

(f) Choice of Counsel. The party bearing the majority of the attorneys fees and costs associated with any litigation for infringement of the Patents shall have the right to select counsel to handle such infringement litigation. In the event such fees and cost are split equally, the right to select counsel with approval of the other party, which approval shall not be unreasonably withheld, shall rest solely with LICENSOR.

10. Term. This Agreement will remain in effect for so long as the Patents are valid, unless earlier terminated as provided herein. The provisions of this Section 10 will survive the expiration or termination (whether under Section 11 or otherwise) of this Agreement, and the provisions of Section 5 will survive as to payments which accrue or become payable prior to expiration or termination. In addition, the representations set forth in Section 8 shall survive termination of this Agreement.

Exhibit 10.22
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11. Termination. This Agreement may be terminated prior to the expiration hereof as follows:

(a) If either LICENSEE or LICENSOR breaches or defaults in the performance or observation of any of the provisions of this Agreement, and such breach or default is not cured within sixty (60) days after the giving of written notice by the other party specifying such breach or default, the other party will have the right to terminate this Agreement upon a further thirty (30) days’ notice. If any representation or warranty of any party as contained in this Agreement is materially incorrect or inaccurate, such will be deemed to be a breach or default of this Agreement by such party.

(b) The obligations of LICENSEE under this Agreement are conditioned upon LICENSEE’s satisfaction, which shall be determined in its sole discretion, with further due diligence review concerning, among other things, the Patents relating to the Products, the development schedule to be provided by LICENSOR pursuant to Section 3(a) and the marketability of the Products. If LICENSEE has been not communicated to LICENSOR its satisfaction with further due diligence review on or before May 31, 2005, then this Agreement shall have no binding effect upon either party and both parties hereto shall thereupon be released from all liabilities hereunder.

12. Force Majeure. No party will be liable for failure or delay in performing obligations set forth in this Agreement, and no party will be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such party.

13. Product Liability Indemnification. LICENSEE will indemnify and hold LICENSOR harmless from and against any and all product liability claims, demands, liabilities, losses, damages, money judgments or expenses (including reasonable attorneys’ fees arising out of the testing, use, manufacture, sale or distribution of the Product, in each case by LICENSEE, its affiliates and customers); provided, however, that with respect to any claim covered by the foregoing LICENSEE indemnification, LICENSOR will give LICENSEE notice as soon as practicable of any such claim or action and LICENSEE will have the right to control any compromise, settlement or defense thereof; provided further that LICENSOR will be entitled to be indemnified in accordance with the terms hereof notwithstanding LICENSOR’ failure to give timely notice to LICENSEE if LICENSEE had not been prejudiced by such failure to give notice. This indemnity does not extend to any claims, demands, liabilities, losses, damages, money judgments or expenses due to LICENSOR’s negligence or misconduct.

14. Miscellaneous

(a) Any controversy or claim arising out of, or relating to this Agreement, or its breach, will be settled by arbitration in New York City, New York in accordance with the then-governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. Before any arbitration proceeding may be commenced, however, the parties will meet in person at least two times within sixty (60) days in New York City to discuss in good faith a resolution to such controversy or claim.

Exhibit 10.22
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(b) Upon a change in control or a sale of all or substantially all of the assets of the business of LICENSOR to which this Agreement relates, this Agreement shall remain in full force and effect and such transferee shall agree to assume all duties and obligations of LICENSOR hereunder.

(c) This Agreement will inure to the benefit of, and be binding upon, the heirs and personal representatives of the parties, and upon the successors and permitted assigns.

(d) Neither party shall assign its rights in the Patents or this Agreement to any person or entity without the prior consent of the other party, which consent may not be unreasonably withheld, it being understood that it would not be unreasonable to withhold such consent if a party sought to assign its rights in the Patents or in this Agreement to any competitor of the other party.

(e) Any notice required under this Agreement will be in writing and sent by registered mail, postage prepaid and addressed to the parties at their respective addresses as set forth below.

(f) No press releases or public announcements regarding the terms of this Agreement shall be made by either party without the prior written approval of the other party (which approval shall not be unreasonably withheld), except as may be necessary, in the opinion of counsel for such party, to meet the requirements of any law or governmental regulation or any applicable exchange regulation (in which event the other party will be notified before, if practical under the circumstances, and after any action is taken thereon), or as may be necessary or appropriate in connection with a party’s communications with its independent auditors and lenders.

(g) This Agreement sets forth the entire agreement and understanding between the parties to the subject matter hereof and supersedes and cancels all documents, verbal consents or understandings relating to the subject matter hereof, made between LICENSOR and LICENSEE before the conclusion of this Agreement, and none of the terms of this Agreement will be amended or modified except in a writing signed by the parties hereto.

(h) A waiver by any party of any term or condition of this Agreement in any one instance will not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be a limitation of any other remedy, right, undertaking, obligation or agreement of any party.

(i) Headings in this Agreement are included herein for ease of reference only and have no legal effect.

Exhibit 10.22
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In WITNESS WHEREOF, the parties hereto have caused this Development and Exclusive License Agreement to be duly executed as of 3/8/05.

LIVE TISSUE CONNECT, INC.	CONMED CORPORATION
/s/ Donald S. Robbins	/s/ William W. Abraham

Name: Donald S. Robbins Title: President and CEO	Name: William W. Abraham Title: Senior Vice President
525 French Road
Utica, New York 13502-5994

With copies to:	With copies to:
Schiff Hardin LLP	ConMed Corporation
Attention: Ernest M. Stern, Esq.	Attention: General Counsel
1101 Connecticut Avenue, N.W.	525 French Road
Washington, D.C. 20036	Utica, New York 13502-5994

Exhibit 10.22
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